EXHIBIT 10.04

INVESTMENT ADVISORY AGREEMENT
Dated: December 22, 2010
Between:

Horizon Cash Management L.L.C. (“Horizon”)

and

Campbell Fund Trust (the “Client”)

Horizon and the Client hereby agree as follows:

     1. Investment Advisory Services; Discretionary Authority. The Client hereby agrees to open a trust account and deposit funds with the Custodian referred to in Paragraph 2, such funds will be used to purchase securities and other obligations consistent with the investment objectives and guidelines contained in Appendix 1 hereto. Horizon shall have the sole power and discretion with respect to the purchase of any such securities or obligations and with respect to the authorization and execution of transactions for the account of the Client within the classifications of securities or obligations and pursuant to the investment objectives and guidelines contained in Appendix 1 hereto until Horizon receives written notice of termination from the Client.

     2. Custody. All funds and securities in the Client’s account will be held by The Northern Trust Company, as custodian (the “Custodian”), pursuant to a Custody Agreement, a copy of which has been provided to Horizon, unless the Client designates a different custodian and provides Horizon with a limited power of attorney and a copy of the relevant Custody Agreement.

     3. Ownership. Horizon shall neither own nor have any interest in securities or funds deposited into the account of the Client under this Agreement. All funds and securities deposited and held at the Custodian shall be held for the benefit of the Client and shall be the property of the Client and not Horizon.

     4. Investment Objectives. Horizon will be available to consult with the Client with respect to the investment objectives and needs of the Client.

     5. Non-Exclusivity. The Client understands and agrees that nothing herein shall restrict the ability of Horizon or any of its principals, employees or affiliates to engage in any transactions for its (or their) own account and for the account of others. The performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Client.

     6. Allocation. Horizon will act in a fair and reasonable manner in allocating suitable investments among the Client’s account and all other accounts advised by Horizon or any of its affiliates, but the Client acknowledges that equality of treatment cannot be assured in all situations.

     7. Management Fee. The Client agrees to pay Horizon an annualized fee based on the percentage of the principal amount of the Client’s assets under management by Horizon, computed and accrued on the daily balance maintained in the account by the Client. The percentage is determined by the following scale:

Assets Under Management	Tiered Management Fee
First $200,000,000	___	%
Next $100,000,000	___	%
Next $200,000,000	___	%
Next $500,000,000	___	%
Anything Over $1,000,000,000	___	%

Horizon shall send to the Client on a monthly basis an invoice which shows the amount of the management fee, the principal amount of assets on which such fee was based and the specific manner in which the fee was calculated. The Client reserves the right to use the average daily market value provided by the Custodian to confirm the accuracy of Horizon’s fees and may be used as the final determinant of payment amount. The invoice is payable within 10 business days of receipt and the Client will notify Horizon within five business days after receipt of the statement of any objections or exceptions.

     8. Other Fees and Expenses. Custodial fees and related securities transaction fees will be paid directly by the Client.

     9. Withdrawals; Pledges; Hypothecation. It is understood and agreed that the Client shall be able to withdraw all or any part of the funds on deposit with the Custodian or add additional funds thereto upon notice to Horizon, subject to the specific notice guidelines established by Horizon as may be in effect from time to time. Horizon is authorized to receive and act upon instructions from the persons named in Appendix 2 hereto as authorized representatives of the Client (“Authorized Representatives”) which Horizon, in good faith, believes to have been provided by such persons. The Client may add or delete Authorized Representatives upon written notice to Horizon. The Client retains the right to pledge or hypothecate the assets subject to the receipt by Horizon of a notification agreement satisfactory to Horizon.

    10. Reports and Other Documentation. Horizon shall furnish the Client daily and monthly reports described in Horizon’s Form ADV, Part II and such other reports as are agreed to between Horizon and the Client. The Client understands and agrees that, given the relatively short-term nature of the securities utilized by Horizon, Horizon’s reports to the Client will list securities held by the Client at cost plus accrued interest rather than market value. The Client acknowledges that market values of fixed-income securities fluctuate with changes in interest rates and thus that market value may be higher or lower from time to time than the cost plus accrued interest reported by Horizon. Horizon will furnish to the Client the market value of any security held in the Client’s account upon reasonable request. The Client hereby revocably waives the receipt of all documents such as prospectuses, periodic shareholder reports, proxy materials, and any other information and disclosure relating to the securities held in the Client’s account which may be required to be delivered to the Client by applicable laws or regulations, and authorizes Horizon and/or the Custodian to receive such documents on behalf of the Client.. Furthermore, the Client hereby revocably waives receipt of individual transaction confirmations and authorizes and directs Horizon to instruct all brokers and dealers executing orders for the Client to forward confirmations of those transactions to Horizon and/or the Custodian. The Client will rely on periodic reports from Horizon to keep informed of the status of the Client’s account. If the Client wishes, the Client may revoke or modify this decision at any time by providing written notice to Horizon. Following such notice, Horizon will instruct the brokers and dealers executing orders for the Client’s account to send the Client individual transaction confirmations and such other information required by the Client.

     11. Risk; No Assurance of Profits. The Client shall bear all risk of gain or loss in its account. No assurance can be given that Horizon’s advice will result in profits for the Client or that the Client will not incur losses.

     12. Limitation of Liability. Except as a direct result of Horizon’s negligence, malfeasance or violation of this agreement or applicable law, neither Horizon nor any of its principals, employees, agents or affiliates shall be liable to the Client for any loss, cost, damage, expense, fine or penalty occasioned by any act or omission or error of judgment of Horizon or any of its principals, employees, agents or affiliates in connection with the performance of services hereunder. Furthermore, Horizon shall neither be responsible for delays in the transmission nor execution of instructions due to breakdown or failure of transmission or communication facilities, or to any other cause of causes beyond its reasonable control or anticipation. Horizon shall not be responsible for any loss, damage, expense or claim arising from any act of omission of the Custodian (or any replacement custodian) or any broker, dealer or bank in connection herewith chosen in a commercially reasonable manner. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall in any way constitute a waiver or limitation of any rights which the Client might have under any federal securities laws.

     13. Indemnification. The Client shall indemnify and hold harmless Horizon and its principals, employees, agents and affiliates against all losses, costs, damages, expenses (including attorneys’ fees), fines or penalties (“Losses”) arising out of or relating to this Agreement or the services performed hereunder, unless such Losses directly arise out of or result from negligence, malfeasance or a violation of this agreement or applicable law on the part of Horizon or its principals, employees, agents or affiliates.

     14. Independent Contractor. For all purposes of this Agreement, Horizon shall be an independent contractor and not an employee or dependent agent of the Client; nor shall anything herein be construed as making the Client a partner or co-venturer with Horizon or any of its other clients. Except as provided in this Agreement, Horizon shall not have any authority to bind, obligate or represent the Client.

     15. Ownership of Advice; Confidentiality. All investment advice furnished by Horizon to the Client or for the Client’s benefit shall remain property of Horizon, shall be treated as confidential by the Client and shall not be used by the Client or disclosed to third parties, except as required in connection with the operation of the Client’s account or as required by law or by demand of any regulatory or self-regulatory authority.

     16. Termination. The Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party.

     17. Representations. Each party hereby represents that it is duly authorized and empowered to execute, deliver and perform this Agreement, that such action does not conflict with or violate any provision of law, rule or regulation, contract, deed of trust or other instrument to which it is a party or to which any of its property is subject, and that this Agreement is its valid and binding obligation enforceable in accordance with its terms. The Client shall provide to Horizon, upon request, satisfactory evidence of its authority to enter into this Agreement and the signatory’s authority to execute this Agreement on the Client’s behalf.

     18. Additional Representations of the Client. The Client represents that it has such financial resources and investment experience and knowledge in financial, investment and business matters that it is capable of evaluating the risks and merits of participating in Horizon’s investment program. The Client represents that it understands the nature and risks of Horizon’s investment approach, is satisfied that it has received adequate information and opportunities to ask questions of and receive clarification from Horizon on all matters it considers material to its engagement of Horizon and has relied solely on Horizon’s Form ADV Part II and independent investigation made by it in determining to engage Horizon. The Client further represents that investment objectives and guidelines contained in Appendix 1 are in accordance with applicable law, the Client’s constitutional documents, and all applicable restrictions on the Client.

     19. Receipt of Form ADV, Part II. The Client acknowledges receipt of Horizon’s current Form ADV, Part II at least 48 hours prior to entering into this Agreement.

     20. Authorization. The Client hereby agrees to execute and authorizes Horizon to execute any documents, including but not limited to repurchase agreements, broker/dealer account agreements, limited powers of attorney and account agreements with the Custodian (or any replacement custodian), which are deemed by Horizon to be necessary for the consummation of the transactions contemplated herein.

     21. Disclosures Regarding Horizon. Attached hereto as Appendix 3 is disclosure regarding Horizon which has been approved for use in the Client’s offering memoranda, listing particulars and similar marketing materials. The Client agrees not to make any disclosures regarding Horizon that are materially different from or inconsistent with the disclosures in Appendix 3 without the prior written approval of Horizon. The Client acknowledges that Horizon shall not be liable for any disclosures made by the Client other than those set forth in Appendix 3 or otherwise approved in writing in advance of use by the Client.

     22. Notices. Any communications or notices provided for in this Agreement shall be sent in writing to a party at the following address or such other address as notified in writing by such party: in the case of Horizon, Horizon Cash Management L.L.C., 325 West Huron, Suite 808, Chicago, Illinois 60610, Attention: Pauline Modjeski, Facsimile No.: 312/335-8501; and in the case of the Client, the address set forth in Appendix 2. All communications or notices sent to such addresses or telecommunication numbers (or as otherwise directed by the parties by notice hereunder) shall be effective upon receipt.

     23. Scope; Assignment. The provisions of this Agreement shall be continuous and shall cover individually and collectively all accounts which the Client now maintains or may in the future open or reopen with Horizon, and shall inure to the benefit of Horizon and its successors and assigns and shall be binding upon the Client and the estate, executors, administrators, successors and assigns of the Client; provided, however, that no assignment (as that term is defined in Section 202(a)(1) of the Investment Advisers Act of 1940) of this Agreement shall be made by Horizon without the consent of the Client.

     24. Force Majeure. Neither party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a party.

     25. Amendment; Waiver. Except as otherwise expressly provided herein, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced in writing signed by the party to be charged with such amendment, waiver or modification. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion.

     26. Governing Law. The provisions of this Agreement shall in all respects be construed according to, and the rights and liabilities of the parties hereto shall in all respects be governed by, the laws of the State of Illinois.

     27. Entire Agreement. This Agreement, together with the Appendices hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior communications, agreements, understandings, representations, and warranties, whether oral or written, between the parties hereto with respect to the subject matter hereof.

     28. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof.

     29. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     30. Captions. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope of this Agreement or the intent of any of its provisions.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

HORIZON CASH MANAGEMENT L.L.C.		CAMPBELL FUND TRUST by Campbell & Company, Inc., its Managing Operator

By:	/s/ Jennifer Wenthen	By:	/s/ Thomas P. Lloyd
	Jennifer Wenthen		Thomas P. Lloyd
	Title: President		Title: General Counsel

		By:	/s/ Gregory T. Donovan
Gregory T. Donovan
Title: Chief Financial Officer

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